SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
UBS AG
(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)
Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

ETRACS MarketVector Business Development Companies Liquid Index ETN due April 26, 2041 ETRACS Quarterly Pay 1.5x Leveraged MarketVector BDC Liquid Index ETN due June 10, 2050	NYSE Arca, Inc. NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☒

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-263376 (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None (Title of Class)

This Registration Statement on Form 8-A/A amends and restates the Registration Statements on Form 8-A filed with the Securities and Exchange Commission by UBS AG on October 8, 2015, June 3, 2020 and July 31, 2021, respectively, relating to two series of the Registrant’s Exchange Traded Access Securities (“ETRACS”), the ETRACS MVIS Business Development Companies Index ETN due April 26, 2041 and the ETRACS Quarterly Pay 1.5x Leveraged MVIS BDC Index ETN due June 10, 2050 (collectively, the “Securities”), each of UBS AG, which is part of the Registrant’s Medium-Term Notes, Series B (the “Notes”) for the purpose of filing as Exhibit 2 and Exhibit 3 hereto, respectively, a new Form of Note reflecting the change of the name of each of the Securities as follows: the ETRACS MVIS Business Development Companies Index ETN due April 26, 2041 to ETRACS MarketVector Business Development Companies Liquid Index ETN due April 26, 2041 and the ETRACS Quarterly Pay 1.5x Leveraged MVIS BDC Index ETN due June 10, 2050 to ETRACS Quarterly Pay 1.5x Leveraged MarketVector BDC Liquid Index ETN due June 10, 2050. Each name change will occur due to the change of the name of the MarketVector US Business Development Companies Liquid Index, formerly known as the MVIS US Business Development Companies Index, effective after market on June 16, 2023.

Item 1. Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2022 a Registration Statement on Form F-3/A (Registration Statement No. 333-263376) (the “Registration Statement”) containing a prospectus, dated May 27, 2022, relating to the Registrant’s Debt Securities and Warrants (the “Prospectus”). The Registration Statement was declared effective on May 27, 2022, replacing the Registration Statement on Form F-3ASR filed with the Commission on February 24, 2021. On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, two prospectus supplements, each dated June 16, 2023 (the “Prospectus Supplements”) relating to two series of the Registrant’s ETRACS, entitled (a) ETRACS MarketVector Business Development Companies Liquid Index ETN due April 26, 2041 and (b) ETRACS Quarterly Pay 1.5x Leveraged MarketVector BDC Liquid Index ETN due June 10, 2050, each of which is part of the Registrant’s Notes. The Prospectus Supplements and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 10 to 31, “Considerations Relating to Indexed Securities” on pages 52 to 55, “U.S. Tax Considerations” on pages 59 to 70 and “Tax Considerations Under the Laws of Switzerland” on pages 70 to 72 in the Prospectus and (ii) in the Prospectus Supplements are each incorporated herein by reference, as applicable. The outstanding principal amount of the securities of each series registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to the additional securities will be filed with the Commission and will be incorporated herein by reference. The securities of each series registered hereby are, and any additional securities of such series registered hereby in the future will be, all part of a single series of the Registrant’s Notes, as described in the documents referenced above.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.Debt Indenture, dated as of June 12, 2015, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.22 of the Registrant’s registration statement no. 333-204908).

2.Form of ETRACS MarketVector Business Development Companies Liquid Index ETN due April 26, 2041.

3.Form of ETRACS Quarterly Pay 1.5x Leveraged MarketVector BDC Liquid Index ETN due June 10, 2050.

4.Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series B (incorporated by reference to Exhibit 3 of the Registrant’s registration statement on Form 8-A, filed with the Commission on July 14, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG
(Registrant)

Dated: June 16, 2023
	By:	/s/ Chris Cook
	Name:	Chris Cook
	Title:	Managing Director

	By:	/s/ Tim Geller
	Name:	Tim Geller
	Title:	Executive Director